Exhibit 99.1

FALCON MINERALS CORPORATION REPORTS FIRST QUARTER 2022 PRODUCTION AND DECLARES QUARTERLY DIVIDEND INCREASE OF 24%

HOUSTON, TX – May 4, 2022 – Falcon Minerals Corporation (“Falcon,” or the “Company,” “we,” “our,”) (NASDAQ: FLMN, FLMNW), a leading oil and gas minerals company, today announces the first quarter 2022 production and declares its first quarter 2022 dividend.

Falcon Highlights

•	Net production of 4,100 barrels of oil equivalent per day (“Boe/d”) for the first quarter 2022.
•	First quarter 2022 dividend of $0.18 per share declared on May 4, 2022.
•	Represents a 24% sequential increase over the fourth quarter 2021 dividend.
•	Dividend will be paid on May 31, 2022 to all shareholders of record as of May 18, 2022.
•	Falcon announced on January 12, 2022 that the Company had entered into a definitive agreement to combine in an all-stock transaction with Desert Peak Minerals; it is anticipated that the transaction will close in the second quarter 2022.

About Falcon Minerals

Falcon Minerals Corporation (NASDAQ: FLMN, FLMNW) is a C-Corporation formed to own and acquire high growth oil-weighted mineral rights. Falcon Minerals owns mineral, royalty, and over-riding royalty interests covering approximately 256,000 gross unit acres in the Eagle Ford Shale and Austin Chalk in Karnes, DeWitt, and Gonzales Counties in Texas. The Company also owns approximately 95,000 gross unit acres in the Marcellus Shale across Pennsylvania, Ohio, and West Virginia. For more information, visit our website at www.falconminerals.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Falcon cautions readers not to place any undue reliance on these forward-looking statements as forward-looking information is not a guarantee of future performance. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, future dividends paid, the tax treatment of dividends paid, Falcon’s plans, initiatives, objectives, expectations and intentions, the anticipated impact and timing of the proposed Desert Peak transaction, including the combined company’s expected performance, and other statements that are not historical facts. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See “Risk Factors” in Falcon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in Falcon’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), for a discussion of risk factors that affect our business. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Neither Desert Peak nor Falcon undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

Additional Information and Where to Find It

In connection with the proposed Desert Peak transaction, the Company has filed with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”) and will file other documents with the SEC regarding the proposed transaction. The Proxy Statement will be sent or given to the Company’s stockholders and will contain important information about the proposed transaction and related matters. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the Proxy Statement and other relevant documents filed by Falcon with the SEC at the SEC’s website at www.sec.gov. You may also obtain the Company’s documents on its website at www.falconminerals.com. The references to the SEC's website and our website are for the convenience of investors and shall not be deemed to be incorporated into any of the Company’s filings. All website addresses in this prospectus are intended to be inactive textual references only.

Participants in the Solicitation

The Company, Desert Peak and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction and may have direct or indirect interests in the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2021 Annual Meeting of Stockholders, filed with the SEC on April 23, 2021, its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 11, 2022, and its other documents which are filed with the SEC. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement. Other relevant materials will be filed with the SEC regarding the proposed transaction when they become available. Investors should read the Proxy Statement carefully before making any voting or investment decisions. Investors may obtain free copies of these documents using the sources indicated above.

Falcon Minerals Contact:

Matthew B. Ockwood

Chief Financial Officer

mockwood@falconminerals.com